Exhibit 99.2

KKR Financial Holdings Appoints New Independent Director to Board

SAN FRANCISCO, CA, November 3, 2011—KKR Financial Holdings LLC (NYSE: KFN) announced today that Mr. Robert L. Edwards has been appointed to the Board of Directors, effective November 3, 2011.  Mr. Edwards was also appointed to the Audit Committee of the Board of Directors.

Mr. Edwards, 56, is Executive Vice President (EVP) and Chief Financial Officer (CFO) of Safeway. In this role, he has overall responsibility for the company’s finance, accounting, treasury, planning, investor relations, risk management, information technology, real estate and legal functions, as well as energy and fuel operations. He joined Safeway in March 2004.

Prior to Safeway, Mr. Edwards served as EVP and CFO of Maxtor Corporation, a supplier of hard disk drives. Prior to joining Maxtor, he was Senior Vice President, CFO and Chief Administrative Officer at Imation Corporation, a manufacturer of magnetic and optical data storage media. His background also includes 20 years of increasing responsibility at Santa Fe Pacific Corporation, a global business operating in the energy industry. He holds BS and MBA degrees from Brigham Young University.

KFN’s other independent directors include Tracy L. Collins, Vincent Paul Finigan, R. Glenn Hubbard, Ross J. Kari, Deborah H. McAneny, Scott A. Ryles and Willy R. Strothotte.

About KKR Financial Holdings LLC

KKR Financial Holdings LLC is a specialty finance company with expertise in a range of asset classes. KFN’s core business strategy is to leverage the proprietary resources of its manager with the objective of generating both current income and capital appreciation. KFN executes its core business strategy through its majority-owned subsidiaries. KFN is externally managed by KKR Financial Advisors LLC, a wholly-owned subsidiary of KKR Asset Management LLC, which is a wholly-owned subsidiary of Kohlberg Kravis Roberts & Co. L.P.  Additional information regarding KFN is available at http://www.kkr.com.

Investor Relations Contact:

Angela Yang

415-315-6567

investor-relations@kkr.com

Media Contact:

Kristi Huller

212-750-8300

media@kkr.com